Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 5

TO

CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS

THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, dated as of July 15, 2019 (this “Agreement”), is entered into by and between PACIFIC ETHANOL PEKIN, LLC, a limited liability company organized and existing under the laws of Delaware (“Company”), COMPEER FINANCIAL, PCA, a federally-chartered instrumentality of the United States, successor by merger to 1st Farm Credit Services, PCA (“Lender”), and COBANK, ACB, a federally-chartered instrumentality of the United States (“Agent”). Capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement.

BACKGROUND:

WHEREAS, the Company, Lender and Agent have entered into that certain Credit Agreement dated as of December 15, 2016 (as amended, restated, modified or otherwise supplemented from time to time, collectively the “Credit Agreement”) and the other Loan Documents;

WHEREAS, the Company has requested that, as of the Effective Date, the Credit Agreement and certain other Loan Documents be amended as herein provided; and

WHEREAS, Agent and Lender are willing, subject to the terms and conditions hereinafter set forth, to make such amendments;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

ARTICLE 1 Definitions.

1.1 Certain Definitions. The following terms when used in this Agreement shall have the following meanings:

“Accounts Receivable Amount” means, at any given time, the aggregate dollar amount of all accounts receivable then owing to the Company by PEC.

“Agent” is defined in the preamble to this Agreement.

“Agreement” is defined in the preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Compliance Conditions” is defined in Section 2.5.

“Compliance Date” is defined in Section 2.5.

“Credit Agreement” is defined in the first recital to this Agreement.

“Deferral Period” means that period of time commencing on the Effective Date and terminating on the Deferral Period Termination Date.

“Deferral Period Termination Date” means that date which is the earlier of (a) 11:59 p.m. (Mountain time) on November 15, 2019 or (b) the occurrence of an Event of Default under the Loan Documents (excluding therefrom, however, the Excluded Events, the occurrence of which, whether prior to or during the Deferral Period, shall not constitute an Event of Default during the Deferral Period).

“Effective Date” is defined in Article 5.

“Excluded Events” means those matters identified in Section 2.1 below.

“Lender” is defined in the preamble to this Agreement.

“PAL” means Pacific Aurora, LLC, a Delaware limited liability company.

“PEC” means Pacific Ethanol Central, LLC, a Delaware limited liability company.

“PEC Contribution Amount” means the dollar amount representing the sum of the following amounts: (a) the Working Capital Adjustment Amount, plus (b) the Accounts Receivable Amount, plus (c) $12,000,000.

“PEC Contribution Amount Certificate” means a certificate of the Company, in form and content reasonably acceptable to Agent and certified by an Authorized Officer, (A) setting forth the calculation of the PEC Contribution Amount as of the date of delivery of such certificate to Agent, (B) certifying that no Event of Default has occurred and is continuing as of the date of delivery of such certificate to Agent (other than may have been caused by the Excluded Events), and (C) attaching documentary proof of the Company’s receipt of the PEC Contribution Amount in the amount calculated.

“Working Capital Adjustment Amount” means the dollar amount representing the difference of the following amounts: (a) $30,000,000, minus (b) the dollar amount for Working Capital calculated on the latest Compliance Certificate delivered by the Company to Agent.

1.2 Other Definitions. Unless otherwise defined or the context otherwise requires, terms used herein (including in the preamble and recitals hereto) have the meanings provided for in the Credit Agreement.

ARTICLE 2 Waivers; Deferral Period.

2.1 Agent and Lender hereby agree:

(a)	pending receipt of the PEC Contribution Amount, to temporarily waive the Company’s obligation to comply with (i) the covenants contained in Section 8.1 of the Credit Agreement for the periods ending December 31, 2018 and January 31, 2019, and (ii) the covenant contained in Section 8.2 of the Credit Agreement for the period ending December 31, 2018;

(b)	pending receipt of the PEC Contribution Amount, to temporarily waive any Event of Default which could otherwise be declared prior to the occurrence of the Deferral Period Termination Date as the result of any failure of the Company to collect any account receivable from any Affiliate of the Company within ten (10) Business Days after such account receivable arises; and

(c)	to defer until the occurrence of the Deferral Period Termination Date certain principal payments as provided in Section 2.1(c) of the Credit Agreement (described below).

2.2 If the Company (a) receives payment in full of the PEC Contribution Amount from PEC prior to the occurrence of the Deferral Period Termination Date, and (b) delivers the PEC Contribution Amount Certificate to Agent within two (2) Business Days after receipt of the PEC Contribution Amount (but in no event later than the Deferral Period Termination Date), then (x) the temporary waivers set forth in Sections 2.1(a) and (b) above shall become permanent waivers, and (y) Agent and Lender shall waive compliance with the covenant contained in Section 8.2 of the Credit Agreement for the period ending December 31, 2019. Otherwise, the temporary waivers set forth in Sections 2.1(a) and (b) above shall immediately and automatically expire upon the occurrence of the Deferral Period Termination Date without the need for any notice to the Company or any further action by Agent or Lender.

2.3 At all times prior to the occurrence of the Deferral Period Termination Date, Agent agrees not to exercise any rights or remedies granted under the Loan Documents or at law solely on account of any of the matters temporarily waived or otherwise deferred pursuant to Section 2.1 above.

2.4 Subject only to satisfaction of the Compliance Conditions, immediately upon (and at all times after) the occurrence of the Deferral Period Termination Date, Agent and the Lending Parties shall have the full right and power to exercise all rights and remedies granted under the Loan Documents and at law on account of the occurrence and continuance of an Event of Default, including with respect to those matters which were temporarily waived or otherwise deferred pursuant to Section 2.1 above.

2.5 In the event that, prior to the Deferral Period Termination Date, the conditions set forth in clauses (a) and (b) of Section 2.2 above are satisfied and the deferred payments have been made as provided in Section 2.1(c) of the Credit Agreement (the “Compliance Conditions”), then, so long as no other Event of Default has occurred and is then continuing (excluding those arising out of an Excluded Event), the Company shall be deemed in compliance with the Loan Documents (the date prior to the Deferral Period Termination Date upon which all of the foregoing occur being the “Compliance Date”).

ARTICLE 3 Amendments.

Effective on (and subject to the occurrence of) the Effective Date, the Credit Agreement and certain other Loan Documents are amended as follows:

3.1 Amendment to Section 2.1(c) of the Credit Agreement. Section 2.1(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Deferred Principal Payments. Payment of the principal installments payable under the Term Note on February 20, 2019 and May 20, 2019 shall be deferred to (and shall be immediately due and payable upon) the Deferral Period Termination Date. All other principal installments payable under the Term Note prior to the occurrence of the Deferral Period Termination Date (including, without limitation, the principal installment payable on August 20, 2019) shall remain due and payable upon their respective payment dates.

3.2 Amendment to Section 7.7 of the Credit Agreement. Section 7.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

7.7 Dividends and Related Distributions. The Company shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except that the following shall be permitted only after the occurrence (if ever) of the Compliance Date: (a) an annual dividend or other distribution payable by the Company to its members with respect to any fiscal year of the Company ending on or after December 31, 2017; provided that (i) the amount of such dividend or other distribution does not exceed 40% of the net income of the Company for such fiscal year, (ii) the Company has delivered its audited financial statements for such fiscal year to CoBank in accordance with Section 6.1(b), (iii) such annual dividend or other distribution is made prior to the April 30th first occurring after the end of such fiscal year, (iv) the Working Capital of the Consolidated Group was $20,000,000 or more as of the last day of such fiscal year before any such annual dividend or other distribution was proposed to be made pursuant to this Section 7.7, would have been $20,000,000 or more as of the last day of such fiscal year after giving pro forma effect to the making of any such annual dividend or other distribution pursuant to this Section 7.7 as of the last day of such fiscal year and will be $20,000,000 or more immediately after any such annual dividend or other distribution is actually made pursuant to this Section 7.7 and (v) no Event of Default or Default has occurred or would result therefrom; and (b) periodic dividends or other distributions payable by the Company to its members after December 31, 2017; provided that (i) the Working Capital of the Consolidated Group was $26,000,000 or more as of the last day of the most recently-reported calendar month before any such periodic dividend or other distribution was proposed to be made pursuant to this Section 7.7, would have been $26,000,000 or more as of the last day of such calendar month after giving pro forma effect to the making of any such periodic dividend or other distribution pursuant to this Section 7.7 as of the last day of such calendar month and will be $26,000,000 or more immediately after any such periodic dividend or other distribution is actually made pursuant to this Section 7.7 and (ii) no Event of Default or Default has occurred or would result therefrom .

3.3 Amendments to Annex A to the Credit Agreement.

(a) Annex A to the Credit Agreement is hereby amended by adding each of the following definitions as a new definition:

“Fifth Amendment” means Amendment No. 5 to Credit Agreement and Other Loan Documents, executed by the Company, Agent, and Lender.

“Fifth Amendment Date” means the “Effective Date” of the Fifth Amendment.

“PEC” has the meaning set forth in the Fifth Amendment.

(b) Annex A to the Credit Agreement is hereby amended by deleting the definition of “Compliance Date” and substituting the following definition in its place:

“Compliance Date” has the meaning set forth in Section 2.5 of the Fifth Amendment.

(c) Annex A to the Credit Agreement is hereby amended by deleting the definition of “Deferral Period Termination Date” and substituting the following definition in its place:

“Deferral Period Termination Date” has the meaning set forth in the Fifth Amendment.

(d) Annex A to the Credit Agreement is hereby amended by deleting the definition of “Loan Documents” and substituting the following definition in its place:

“Loan Documents” means this Agreement, each Note, the Environmental Indemnity and Reimbursement Agreement, each Interest Rate Hedge, the PEC Guaranty, the PEC Pledge Agreement, the PEC Security Agreement, the Fourth Amendment, the Fifth Amendment, and each other agreement, guaranty, security agreement, pledge, mortgage, deed of trust, instrument, agreement, certificate, application, invoice and document executed or delivered in connection herewith or therewith, each as amended or as amended and restated from time to time.

ARTICLE 4 Representations and Warranties; Acknowledgments.

4.1 In order to induce Agent and Lender to grant the deferrals provided for in Article 2 and make the amendments provided for in Article 3, the Company hereby represents and warrants to Agent and the Lending Parties as of the Effective Date that:

(a) The recitals set forth above are true, complete, accurate, and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects) and are part of this Agreement, and such recitals are incorporated herein by this reference;

(b) Except with respect to any representations and warranties related to the Excluded Events, all representations and warranties made and given by the Company in the Loan Documents are true, complete, accurate, and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects), as if given on the Effective Date (or, as to representations and warranties that specifically refer to an earlier date, as of such earlier date) after giving effect to this Agreement;

(c) The Company has no claims, offsets, rights of recoupment, counterclaims, or defenses (other than payment) with respect to: (a) the payment of any amount due under the Loans and the Loan Documents; (b) the performance of the Company’s obligations under the Loan Documents; or (c) the liability of the Company under the Loan Documents;

(d) Agent and the Lending Parties: (i) have not breached any duty to the Company in connection with the Loans or the Loan Documents; and (ii) have fully performed all obligations they may have had or now have to the Company;

(e) The Company has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of this Agreement. Before execution of this Agreement, the Company has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement;

(f) The Company is not acting in reliance on any representation, understanding, or agreement from or with Agent or the Lending Parties not expressly set forth herein. The Company acknowledges that none of Agent or the Lending Parties has made any representation with respect to the subject of this Agreement except as expressly set forth herein. The Company has executed this Agreement as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any Person;

(g) All interest or other fees or charges which have been imposed, accrued or collected by Agent under the Loan Documents or in connection with the Loans through the date of this Agreement, and the method of computing the same, were and are proper and agreed to by the Company, and were properly computed and collected;

(h) This Agreement is not intended by the parties to be a novation of the Loan Documents and, except as expressly waived, deferred or otherwise modified herein, all terms, conditions, rights, and obligations as set out in the Loan Documents are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed;

(i) Notwithstanding anything to the contrary in this Agreement, except as waived, deferred or modified herein, the Loan Documents are in full force and effect in accordance with their respective terms, remain legal, valid and binding obligations of the Company that are enforceable in accordance with their respective terms, have not been modified or amended (except in written amendments executed by the parties), and are hereby reaffirmed and ratified by the Company;

(j) All information provided by the Company (or any of its agents or representatives) to Agent or the Lending Parties prior to the Effective Date is true, correct and complete in all material respects as of the date provided and does not contain any untrue statements of fact or omit to state a fact necessary to make the statements made not misleading in any material respect;

(k) All financial statements delivered by the Company (or any of its agents or representatives) to Agent or the Lending Parties prior to the Effective Date are true and correct in all material respects and fairly present the financial condition of the Company;

(l) As of the Effective Date, the Company has delivered to Agent all statements, notices, certificates, projections, updates, and other information required under Article 6 of the Credit Agreement;

(m) The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder are within the corporate or company powers and authority of the Company, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with the charter or by-laws of the Company;

(n) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, covenants, and conditions; and

(o) After giving effect to this Agreement, no Default or Event of Default (other than related to any Excluded Event) has occurred and is continuing.

4.2 In order to induce Agent and Lender to grant the deferrals provided for in Article 2 and make the amendments provided for in Article 3, the Company hereby represents and warrants to Agent and the Lending Parties that (a) as of the Effective Date, the Accounts Receivable Amount is not greater than $18,000,000, and (b) at no time during the Deferral Period will the Accounts Receivable Amount exceed $18,000,000.

4.3 In order to induce Agent and Lender to grant the temporary waivers and deferrals provided for in Article 2 and make the amendments provided for in Article 3, the Company hereby ratifies and confirms all of the terms, covenants and conditions set forth in the Loan Documents as modified herein and hereby agrees, acknowledges and reaffirms that (a) the Loan Documents as modified herein constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, covenants, and conditions, (b) the Company remains unconditionally liable to Agent and the Lending Parties in accordance with the respective terms, covenants, and conditions set forth in the Loan Documents as modified herein, (c) Agent and Lender have valid, duly perfected, fully enforceable Liens on the Collateral, (d) all Liens heretofore granted to Agent and Lender in the Collateral continue in full force and effect and secure the Obligations, (e) the Company shall execute and deliver to Agent and the Lending Parties any and all agreements and other documentation and to take any and all actions reasonably requested by Agent and the Lending Parties at any time to assure the perfection, protection, priority, and enforcement of Agent’s and Lender’s rights under the Loan Documents (including this Agreement) with respect to all such Liens (but without any increase to the obligations or liabilities of the Company under the Loan Documents), and (f) as of July 15, 2019, the amount of the Obligations owing under the Loan Documents (exclusive of attorneys’ fees and other fees, expenses, advances, and costs) totaled $75,678,895.83, consisting of (i) unpaid principal of $43,000,000.00 and accrued, unpaid interest of $389,233.61 on the Term Loan, and (ii) unpaid principal of $32,000,000.00 and accrued, unpaid interest of $289,662.22 on the Revolving Term Loan.

ARTICLE 5 Conditions to Effectiveness.

This Agreement shall become effective on such date (the “Effective Date”) when each of the following conditions has been satisfied:

5.1 Representations and Warranties. All covenants, representations and warranties made by the Company pursuant to Article 4 shall be true and correct.

5.2 Updated Schedules. Agent shall have received updated schedules to the Credit Agreement in accordance with Section 6.11 of the Credit Agreement.

5.3 Insurance Certificates. Agent shall have received current insurance certificates for all insurance policies maintained by the Company.

5.4 Other Requests. Agent shall have received such other certificates, instruments, documents, agreements, information and reports as may be requested by Agent, in form and substance acceptable to Agent.

5.5 Reimbursement of Fees/Expenses. The Company shall have paid all out-of-pocket fees and expenses of Agent and the Lending Parties (including legal and audit fees) that accrued in relation to the Loan Documents, including, without limitation, all out-of-pocket fees and expenses incurred in connection with the preparation, drafting, negotiation, implementation of this Agreement.

5.6 Amendment Fee. Agent shall have received a non-refundable amendment fee of $50,000.

5.7 Required Consents, etc. The Company shall have delivered to Agent all consents, authorizations and amendments determined by Agent to be necessary to ensure the enforceability of the Loan Documents.

Upon the delivery by Agent of a fully executed copy of this Agreement to the Company, the conditions set forth above shall be deemed satisfied and the Effective Date shall be deemed to have occurred as of the date so delivered.

ARTICLE 6 Release.

As a material part of the consideration for Agent and Lender entering into this Agreement, the Company agrees as follows (the “Release Provision”)

6.1 The Company hereby releases and forever discharges Agent and the Lender Parties and each such parties’ respective predecessors, successors, assigns, participants, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as “Released Group”), jointly and severally, from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions, and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether presently possessed or possessed in the future, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, and including whether arising from the negligence (but not the gross negligence or willful misconduct) of any of the Released Group, which the Company may have or claim to have against any of the Released Group, in each case only to the extent arising or accruing prior to and including the Effective Date.

6.2 The Company agrees not to sue any of the Released Group or in any way assist any other person or entity in suing any of the Released Group with respect to any claim released herein. This Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

6.3 The Company is the sole owner of the claims released by the Release Provision, and the Company has not heretofore conveyed or assigned any interest in any such claims to any other person or entity. The Company understands that the Release Provision was a material consideration in the agreement of Agent and Lender to enter into this Agreement.

6.4 It is the express intent of the Company that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of the Released Group so as to foreclose forever the assertion by the Company of any claims released hereby against any of the Released Group. If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

ARTICLE 7 Miscellaneous.

7.1 Loan Document Pursuant to Credit Agreement. This Agreement is a Loan Document executed pursuant to the Credit Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions contained in the Credit Agreement and each other Loan Document shall remain unamended and otherwise unmodified and in full force and effect.

7.2 Limitation of Amendments. The temporary waivers and deferrals granted in Article 2 and the amendments provided in Article 3 shall be limited precisely as provided for therein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Credit Agreement or any term or provision of any other Loan Document or of any transaction or further or future action on the part of the Company which would require the consent of Agent or the Lending Parties under the Credit Agreement or any other Loan Document.

7.3 Collateral. To the extent any Collateral is personal property, the Company hereby renounces and waives all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) of any jurisdiction in which any Collateral may now or hereafter be located. The Company also hereby acknowledges and agrees that a public sale shall constitute a commercially reasonable manner for the disposition of the Collateral.

7.4 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.5 Incorporation of Credit Agreement Provisions. The provisions of Article 11 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

[SIGNATURE PAGE TO CREDIT AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COMPANY:

PACIFIC ETHANOL PEKIN, LLC

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

LENDER:

COMPEER FINANCIAL, PCA

By:	/s/ Corey J. Wadlinger
Name:	Corey J. Wadlinger
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COBANK, ACB

By:	/s/ Justin A. Barr
Name:	Justin A. Barr
Title:	Vice President